UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2009
PROLOGIS
(Exact name of registrant as specified in charter)

Maryland	1-12846	74-2604728
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4545 Airport Way, Denver, Colorado	80239

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including Area Code: (303) 567-5000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On September 15, 2009, Irving F. Lyons, III was appointed as a new member of the board of trustees of ProLogis. He was also appointed to serve on the Investment Committee of the board of trustees.
     In 1993 ProLogis acquired an industrial real estate portfolio from entities in which Mr. Lyons was an owner and principal officer. The transaction was negotiated at arm’s length before he became affiliated with ProLogis. As a result of the transaction, Mr. Lyons, through entities in which he has ownership interests, acquired an ownership interest in ProLogis Limited Partnership-I (the entity formed to own the acquired real estate assets). Mr. Lyon’s indirect ownership interest is 1.6% as of September 15, 2009 (equal to 230,113 units which are exchangeable for 230,113 ProLogis common shares). ProLogis Limited Partnership-I has a $31 million secured loan with a third-party lender. Mr. Lyons and the other limited partners of ProLogis Limited Partnership-I entered into an agreement in 2003 to guarantee up to $25 million of this secured loan. The guaranty was not required by ProLogis, nor did it affect ProLogis, but was entered into for reasons personal to Mr. Lyons and the other limited partners.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLOGIS
Date: September 16, 2009	By:	/s/ Edward S. Nekritz
		Name:	Edward S. Nekritz
		Title:	General Counsel and Secretary